EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of TG Venture Acquisition Corp. on Form F-4 of our report dated March 31, 2022, with respect to our audit of the financial statements of TG Venture Acquisition Corp. as of December 31, 2021 and for the period from February 8, 2021 (inception) through December 31, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Hartford, CT

February 13, 2023